Dear FHLBank Member:

Given the heavy coverage by the media concerning the FHLBanks and subsequent questions received by members, we wanted to provide additional information to you regarding FHLBank Topeka’s financial performance. Access the complete letter by clicking here. Here is a very brief summary of the key points contained in the letter. (Please be informed that all information referenced is preliminary only and is subject to revision during review by management and after consultation with our external audit and our regulator):

- - - - - - -	FHLBank Topeka anticipates a 4th quarter loss but positive net income for the year
4th quarter loss is driven primarily by SFAS 133 accounting rules
OTTI charges for the 4th quarter are not expected to be material
FHLBank Topeka intends to continue paying dividends
FHLBank Topeka intends to continue redeeming excess capital stock upon request
FHLBank Topeka continues to meet all capital requirements
FHLBank Topeka remains strong and stable

We encourage you to take the time to read the entire letter as you will be able to gain a better perspective of all information presented.  We also want to announce that FHLBank Topeka will hold a member conference call to discuss the contents of this letter and will answer questions from attendees. Please submit your questions by e-mail to memberupdate@fhlbtopeka.com. This conference call will be held beginning at 2:30 p.m. on Tuesday, January 27, 2009. Please click here to register for the call. Thank you and be assured that we at FHLBank Topeka value our relationship with you.

Andrew Jetter
President and CEO
785.438.6001

The information contained in this message contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements describing the objectives, projections, estimates or future predictions of FHLBank Topeka’s operations. These statements may be identified by the use of forward-looking terminology such as “anticipates,” “believes,” “could,” “estimate,” “expect,” “will,” or other variations on these terms.  FHLBank Topeka cautions that by their nature forward-looking statements involve risk or uncertainty and that actual results may differ materially from those expressed in any forward-looking statements as a result of such risks and uncertainties, including but not limited to: legislative and regulatory actions or changes; future economic and market conditions; changes in demand for advances or consolidated obligations of FHLBank Topeka and/or of the FHLBank System; effects of SFAS 133 accounting treatment, OTTI accounting treatment and other accounting rule requirements; and adverse developments or events affecting or involving other Federal Home Loan Banks, housing GSEs or the FHLBank System in general. Additional risks that might cause FHLBank Topeka’s results to differ from these forward-looking statements are provided in detail in FHLBank Topeka’s filings with the Securities and Exchange Commission, which are available at www.sec.gov.

All forward-looking statements contained in this message are expressly qualified in their entirety by this cautionary notice. The reader should not place undue reliance on such forward-looking statements, since the statements speak only as of the date that they are made and FHLBank Topeka has no obligation and does not undertakes publicly to update, revise or correct any forward-looking statement for any reason.